Item 77K.

Changes in Registrant’s Certifying Accountant.

 On April 14, 2014 and November 19, 2014, the Board of Trustees of SSGA Funds (the “Trust”), upon the recommendation of the Audit Committee, appointed Ernst & Young LLP as the Trust’s independent registered public accounting firm. On the same date, the Trust’s previous independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte & Touche”) resigned. The previous reports issued by Deloitte & Touche on the Trust’s financial statements for the fiscal years ended August 31, 2013 and August 31, 2014, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Trust’s fiscal years August 31, 2013 and August 31, 2014 (i) there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation SK under the Securities Exchange Act of 1934, as amended. As indicated above, the Trust has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Trust’s financial statements for the fiscal year ending August 31, 2015. During the Trust’s fiscal years ended August 31, 2013 and August 31, 2014, neither the Trust nor anyone on its behalf has consulted Ernst & Young LLP on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust’s financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulations S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).